EXHIBIT 5.1

March 9, 2012

Amyris, Inc.

5885 Hollis Street, Suite 100

Emeryville, CA 94608

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Amyris, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about March 9, 2012 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate total of 2,755,951 shares of the Company’s Common Stock, par value $0.0001 per share (the “Stock”) subject to issuance by the Company upon the exercise of (a) stock options and purchase rights granted under the Company’s 2010 Equity Incentive Plan, as amended (the “2010 Plan”) or (b) purchase rights granted or to be granted under the Company’s 2010 Employee Stock Purchase Plan, as amended (the “Purchase Plan”). The plans referred to above are collectively referred to in this letter as the “Plans”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

(1)	the Company’s Restated Certificate of Incorporation, certified by the Delaware Secretary of State on September 30, 2010 (the “Restated Certificate”).

(2)	the Company’s Restated Bylaws as certified in the Management Certificate (the “Bylaws”).

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

(4)	the 2010 Plan.

(5)	the Purchase Plan.

(6)

Forms of: 2010 Equity Incentive Plan Notice of Stock Option Grant; 2010 Equity Incentive Plan Stock Option Award Agreement; 2010 Equity Incentive Plan Notice of Restricted Stock Unit Award; Award Agreement (Restricted Stock Units) To the Amyris Biotechnologies, Inc. 2010 Equity Incentive Plan; 2010 Equity Incentive Plan Notice of Restricted Stock Award; 2010 Equity Incentive Plan Restricted Stock Agreement; 2010 Equity Incentive Plan Notice of Stock Appreciation Right Award; 2010 Equity Incentive Plan Stock Appreciation Right

Award Agreement; 2010 Equity Incentive Plan Notice of Stock Bonus Award; Stock Bonus Award Agreement Amyris Biotechnologies, Inc. 2010 Equity Incentive Plan; 2010 Equity Incentive Plan Notice of Performance Shares Award; Performance Shares Agreement to the Amyris Biotechnologies, Inc. 2010 Equity Incentive Plan; 2010 Equity Incentive Plan Exercise Notice.

(7)	the Prospectuses prepared in connection with the Registration Statement

(8)

The following minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and stockholders (the “Stockholders”) at which, or pursuant to which, the Restated Certificate and Bylaws were approved: (i) the Action by Unanimous Written Consent of the Board, dated July 8, 2010, in which resolutions were adopted by the Board adopting and approving the Restated Certificate, (ii) the Action by Unanimous Written Consent of the Board, dated June 21, 2010, in which resolutions were adopted by the Board adopting and approving the Bylaws, (iii) the Action by Majority Written Consent of the Stockholders, dated July 9, 2010, in which resolutions were adopted by the Stockholders adopting and approving the Restated Certificate and (iv) the Action by Majority Written Consent of the Stockholders, dated July 9, 2010, in which resolutions were adopted by the Sockholders adopting and approving the Bylaws.

(9)

The following minutes of meetings and actions by written consent of the Board and Stockholders at which, or pursuant to which, the Plans were adopted and approved or amended: (i) the Action by Unanimous Written Consent of the Board, dated June 21, 2010, in which resolutions were adopted by the Board, (ii) the Action by Unanimous Written Consent of the Board, dated July 8, 2010, in which resolutions were adopted by the Board, (iii) Minutes of a meeting of the Board held on September 16, 2010, at which resolutions were adopted by the Board and (iv) the Action by Majority Written Consent of the Stockholders, dated July 9, 2010, in which resolutions were adopted by the Stockholders.

(10)

The following minutes of meetings and actions by written consent of the Board at or in which, pursuant to the “evergreen” provisions of the Plans providing for automatic increases on January 1 of each year in the number of shares reserved under the 2010 Plan by a number of shares of the Company’s Common Stock, par value $0.0001 per share equal to the lesser of (x) 5%, and in the case of the Purchase Plan, 1%, of the total number of shares of Common Stock of the Company outstanding on each December 31 immediately prior to the date of increase and (y) such number of shares as is determined by the Board or the Leadership Development and Compensation Committee of the Board, the Board determined the increase in the number of shares reserved under each of the Plans: (i) the Action by Unanimous Written Consent of the Board, dated February 18, 2011, in which resolutions were adopted by the Board and (ii) Minutes of a meeting of the Board held on January 19, 2012, at which resolutions were adopted by the Board.

(11)

The stock records that the Company has provided to us (consisting of a certificate from the Company’s transfer agent, Wells Fargo Bank, N.A., Wells Fargo Shareowner Services, dated March 8, 2012 verifying the number of the Company’s issued and outstanding shares of capital stock as of the date hereof, and a list of outstanding options, warrants and other rights to purchase or otherwise acquire shares of the Company’s capital that was prepared by the Company and is dated March 8, 2012 verifying the number of such issued and outstanding securities).

(12)

A Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated February 21, 2012, stating that the Company is duly incorporated under the laws of the State of Delaware and is in good standing under the laws of the State of Delaware and a telephonic notice from the office of the Secretary of State of the State of Delaware that the information provided in the Certificate of Good Standing is accurate as of March 9, 2012 (together, the “Certificate of Good Standing”).

(13)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Based upon the foregoing, we are of the following opinion:

(1) The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) The 2,755,951 shares of Stock to be registered under the Registration Statement that may be issued and sold by the Company upon the exercise of (a) stock options and purchase rights granted or to be granted under the 2010 Plan and (b) purchase rights granted or to be granted under the Purchase Plan, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

/s/ Daniel Winnike
Daniel Winnike, a Partner